Norwest Bank Minnesota,                                     Term Loan and
National Association                                        Credit Agreement

This Term Loan and Credit Agreement (the "Agreement") dated as of June 1, 1995 (the "Effective Date") is between Norwest Bank Minnesota, National Association (the "Bank") and Aequitron Medical, Inc. (the "Borrower").

BACKGROUND

The Borrower has requested that the Bank renew its existing revolving line of credit in the amount of $2,000,000.00, which line of credit will be used for short term working capital purposes. Borrowings under this line of credit are currently evidenced by a promissory note dated October 1, 1994 (the "October 1, 1994 Revolving Note").

The Borrower has also requested that the Bank extend to the Borrower a $2,500,000.00 term loan for purposes of partially financing the Borrower's purchase of the assets of CNS, Inc.

The Bank is agreeable to meeting the Borrower's requests provided that each credit facility extended is subject to the terms and conditions of this Agreement.

The Revolving Note and the Term Note (all as defined below) will collectively be referred to as the "Notes". The Revolving Note, the Term Note, this Agreement, and all "Security Documents" described in Exhibit B may collectively be referred to as the "Documents."

In consideration of the promises contained in this Agreement, the Borrower and the Bank agree as follows:

 1.      LINE OF CREDIT

 1.1 Line of Credit Amount. During the availability period described below, the Bank agrees to provide a revolving line of credit (the "Line") to the Borrower. Outstandings under the Line will not, at any one time, exceed the lesser of Two Million and 00/100 Dollars ($2,000,000.00) or the Borrowing Base less the outstanding balance of the Term Note. The Borrowing Base is defined and calculated in accordance with Exhibit A to this Agreement.

 1.2 Line Availability Period. The Line Availability Period will mean the period from the Effective Date to October 31, 1996 (the "Line Expiration Date").

 1.3 Advances. The Borrower's obligation to repay all advances made under the Line will be evidenced by a single promissory note (the "Revolving Note") dated as of the Effective Date and in form and content acceptable to the Bank. The Revolving Note shall replace, but shall not satisfy, the October 1, 1994 Revolving Note. Reference is made to the Revolving Note for terms relating to interest rate, repayment and other conditions governing the Line.

 1.4 Mandatory Prepayment. If at any time the principal outstanding under the Revolving Note exceeds the lesser of $2,000,000.00 or the Borrowing Base less the outstanding balance of the Term Note, the Borrower must immediately prepay the Revolving Note to the extent necessary to eliminate the excess.



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 2.      TERM LOAN

 2.1 Term Loan Amount. The Bank agrees to provide a term loan to the Borrower in the amount of Two Million Five Hundred and 00/100 Dollars ($2,500,000.00) (the "Term Loan"). The Borrower's obligation to repay outstandings under the Term Loan will be evidenced by a promissory note (the "Term Note") dated as of the Effective Date, and in form and content acceptable to the Bank. Reference is made to the Term Note for terms relating to interest rate, repayment and other conditions governing the Term Loan.

2.2 Term Loan Availability Period. The Term Loan is available in one disbursement which may be requested by the Borrower on or after the Effective Date but no later than July 18, 1995.

 2.3 Mandatory Prepayment. If at any time the principal outstanding under the Term Note exceeds the lesser of $2,000,000.00 or the Borrowing Base less the outstanding balance of the Revolving Note, the Borrower must immediately prepay the Revolving Note to the extent necessary to eliminate the excess, and if after prepaying the Revolving Note the outstanding balance of the Term Note continues to exceed the Borrowing Base, the Borrower will prepay the Term Note to the extent necessary to eliminate the excess.

 3.      EXPENSES

3.1 Application Fee. The Borrower has fully paid, and the Bank has earned and accepted, a one-time application fee of $5,000.00, which will be applied to the loan fee payable by the Borrower as provided in Section 3.6.

 3.2 Non-Usage Fee. During the Line Availability Period the Borrower will pay the Bank a nonusage fee of 0.45% per annum on the average daily unused amount of the Line The fee will be paid quarterly in arrears.

 3.3 Documentation Expenses. The Borrower agrees to pay the Bank's reasonable expenses relating to the preparation of the Documents. The Borrower also agrees to pay the Bank's future expenses relating to any amendments to the Documents that may be necessary in the future, and any expenses relating to the collection of each promissory note given by the Borrower. Expenses include, but are not limited to, reasonable attorneys' fees, including the allocated costs of the Bank's in-house counsel.

 3.4     Collection   Expenses.   The  Borrower  agrees  to  pay  all  costs  of
         collection, including reasonable attorneys' fees and legal expenses incurred by the Bank in the event the Borrower fails to pay the Bank any amounts due under any promissory note or the Documents.

 3.5 Audit Expense. The Borrower agrees to reimburse the Bank for the cost of its initial prefunding collateral survey and the cost of periodic audits of all collateral pledged to the Bank which may be conducted at such intervals as the Bank may reasonably require. The audits may be performed by employees of the Bank or independent contractors retained by the Bank.

3.6 Loan Fee. The Borrower will pay a $25,000.00 loan fee in consideration of the Term Loan, which is due on the Effective Date.

3.7 Miscellaneous Expense. The Borrower agrees to reimburse the Bank for all expenses paid to third parties relating to the perfection of its security interest in collateral pledged to the Bank.


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 4.      DISBURSEMENTS AND PAYMENTS

 4.1 Requests for Advances. Any advance permitted under this Agreement must be requested in a writing in the form of Exhibit B transmitted to the Bank via facsimile, with the original to be delivered to the Bank via United States mail. The Bank will not consider any request for an advance under the Line or consider disbursing the Term Loan if there is an event which is, or with notice or the lapse of time would be, an event of default under this Agreement. Proceeds from an advance under the Line or a disbursement under the Term Loan will be deposited into the Borrower's account at the Bank or disbursed in such other manner as the Bank and the Borrower mutually agree.

 4.2 Optional Cost of Funds Interest Rate Advances. According to the terms of the Replacement Note, the Borrower may elect interest rates based on the Bank's cost of funds index. To elect a Cost of Funds Rate Option, as defined in the Term Note, the Borrower must, prior to funding, request a quote from the Bank. This request must designate an amount (the "Cost of Funds Rate Portion") and a period (the "Cost of Funds Interest Period"). The Cost of Funds Interest Period will be any period of time mutually agreed to by the Bank and the Borrower. The Borrower must orally accept a quote at the time of receipt or it will be deemed rejected. If accepted, the Cost of Funds Rate Option will remain in effect for the Cost of Funds Interest Period specified in the quote. At the end of each Cost of Funds Interest Period the principal amount subject to the Cost of Funds Rate Portion shall bear interest at the Base Rate Option (as defined in the Replacement Note).

 4.3 Performance Based Rate Reductions / Premiums. The Borrower, depending on its financial performance as measured under the performance standards set forth in Sections 4.3(a) or (c), may be entitled to a reduced rate of interest on its borrowings under the Replacement Note and the Term Note, or may be subject to the payment of a rate premium on such borrowings.

(a) Rate Reduction. The Bank shall discount the otherwise applicable rate of interest in effect at any time under the Replacement Note or under the Term Note by 0.29% at any time after August 1, 1996 if the Borrower's performance meets or exceeds all of the following criteria as certified annually by the Borrower's certified public accountants in a certificate addressed to the Bank:

                  1) the Borrower's net income after taxes exceeds $575,000.00 for each quarter of the fiscal year preceding the year in which net income is measured, for each fiscal quarter of the current fiscal year, and for each fiscal quarter of the following fiscal year as projected under the financial projection provided to the Bank to Section 8.1(e) of this Agreement;

                  2) the Borrower remains in compliance with all covenants set forth in this Agreement regardless of whether any default is waived or cured by the Bank, with the exception of Section 8.1(d);

                  3) the Borrower's "B Score", or ratio of after tax net income plus depreciation plus amortization to total liabilities, is greater than 0.40 to 1.0. (this ratio shall be calculated on a rolling basis at the end of each month using the results of that month and each of the eleven immediately preceding months).

(b) Effective Date or Cancellation Date of Rate Reduction: Any rate reduction shall become effective on either August 1st or the date on which the Bank receives from the Borrower's certified public accountants the certificate of compliance described in Section 4.3(a), whichever is later. The rate reduction shall be canceled by the Bank, based on its review of the Borrower's interim financial statements effective on the first day of the quarterly reporting period following the quarterly period in which the Borrower fails to meet the rate reduction performance criteria.

(c) Rate Increase. The Bank shall increase the otherwise applicable rate of interest in effect at any time under the Replacement Note or under the Term Note by 0.63% whenever the Bank determines from its review of the Borrower's interim financial statements that the Borrower has failed to comply with the following minimum performance criteria in any fiscal quarter:

                  1)  the   Borrower's   after  tax  net  income  is  less  than
                  $250,000.00;

                  2)       the Borrower's B Score is less than 0.25 to 1.0.

(d) Effective Date or Cancellation Date of Rate Increase. Any rate increase shall become effective on the first day of the quarterly reporting period following the quarterly period in which the Borrower fails to meet the minimum performance criteria set forth in Section 4.3(c). The rate increase shall be canceled on the first day of the quarterly reporting period following the quarterly period in which the Borrower exceeds such minimum performance criteria.

 4.4 Payments. All principal, interest and fees due under the Documents will be paid to the Bank by the direct debit of available funds on deposit in the Borrower's account with the Bank. The Bank will debit the account on the dates the payments become due. If a due date does not fall on a day on which the Bank is open for substantially all of its business (a "Banking Day"), the Bank will debit the account on the next Banking Day and interest will continue to accrue during the extended period. If there are insufficient funds in the account on the day the Bank enters any debit authorized by this Agreement, the debit will be reversed and the payment will be due immediately without necessity of demand by direct remittance of immediately available funds.

 5.      SECURITY

         All amounts due under this Agreement and the Documents will be secured as provided in Exhibit C. The Borrower also hereby grants the Bank a security interest (independent of the Bank's right of set-off) in its deposit accounts at the Bank and in any other debt obligations of the Bank to the Borrower.

 6.      CONDITIONS PRECEDENT

         Prior to each request for an advance under this Agreement, the Borrower must also deliver to the Bank any additional documents that are described in Exhibit C as a condition precedent to any such advance.

 7.      REPRESENTATIONS AND WARRANTIES

         To induce the Bank to enter into this Agreement, the Borrower makes the representations and warranties contained in Exhibit D. Each request for an advance under this Agreement constitutes a reaffirmation of these representations and warranties.

 8.      COVENANTS

         During the time period that credit is available under this Agreement, and thereafter until all amounts due under the Documents are paid in full, unless the Bank shall otherwise agree in writing, the Borrower agrees to:

 8.1     Financial Information

         Annual Reporting Information

(a) Annual Financial Statements, CPA Management Letter and CPA Compliance Certificate. Provide the Bank on or before July 31 of each calendar year the Borrower's annual financial statements. The statements must be audited with an unqualified opinion by a certified public accountant acceptable to the Bank. The Borrower shall also deliver to the Bank the letter to management provided by its accountants with respect to the annual financial statements, together with a compliance certificate prepared by the Borrower's certified public accountants in form acceptable to the Bank, which demonstrates and certifies that the Borrower remains in compliance with the requirements of this Agreement.

(b) Financial Projections. Provide the Bank on or before July 31st of each year, the financial projections for the succeeding three fiscal years of the Borrower in form acceptable to the Bank.

(c) High Performance Certification. Provide the Bank on or before July 31st of each year, a certification from its Certified Public Accountants as to the Borrower's compliance with the performance criteria set forth in
         Section 4.3 of this Agreement, in form acceptable to the Bank.

         Monthly Reporting Information

(d) Interim Financial Statements. Provide the Bank within 45 days of each month end, the Borrower's interim financial statements certified as correct and in form acceptable to the Bank.

(e) Borrower Prepared Compliance Certificate. Provide the Bank concurrently with the interim financial statements required above, a compliance certificate in the form of Exhibit E, signed by an officer of the Borrower, which certifies that: 1) the statements have been accurately prepared in accordance with generally accepted accounting principles applied consistently with the Borrower's annual financial statements;
         2) the Borrower remains in compliance with the covenants required by this Agreement; and 3) if the Borrower is benefiting from a Section 4.3 rate reduction, a certification stating that the Borrower remains in compliance with the performance criteria of Section 4.3 of the Agreement, and information in support of such certification.

(f) Borrowing Base Certificate. Provide the Bank within 45 days of each month end, a Borrowing Base Certificate in form acceptable to the Bank.

(g) Lawsuit Status Report. Provide the Bank within 30 days of each month end, a status report regarding all lawsuits pending against the Borrower in form acceptable to the Bank.

(h) Financial Performance Trending Report. Provide the Bank within 30 days of each month end, graphs showing the trends of the Borrower's financial performance and covenant compliance.

(i) Analysis of Significant Financial Items. Provide the Bank within 30 days of each month end, a detailed internal analysis of significant financial and operating items affecting the Borrower's financial and operating performance.

(j) Accounts Receivable Aging. Provide the Bank within 45 days of each month end, an accounts receivable aging report certified as correct and in form acceptable to the Bank.

(k) Accounts Payable Aging. Provide the Bank within 45 days of each month end, an accounts payable aging report certified as correct and in form acceptable to the Bank.

         Other Reporting Information

(l) SEC Reporting. Provide the Bank within 30 days of filing with the Securities and Exchange Commission, copies of its Form 10-K Annual Report, Form 10-Q Quarterly Report and 8-K Current Report.

(m) Notices. Provide the Bank prompt written notice of: 1) any event which has or might after the passage of time or the giving of notice, or both, constitute an event of default under the Documents, or 2) any event that would cause the representations and warranties contained in this Agreement to be untrue.

(n) Additional Information. Provide the Bank with such other information as it may reasonably request, and permit the Bank to visit and inspect its properties and examine its books and records.

 8.2     Financial Measures

(a) Cash Flow Coverage Ratio. Maintain at all times a ratio of after-tax profit plus depreciation and amortization to Current Maturities of Long Term Debt of at least 2.25 to 1.0.

         "Current Maturities of Long Term Debt" means that portion of the Borrower's long term debt and capital leases payable within 12 months of the determination date.

(b) Tangible Net Worth. Maintain at all times a minimum Tangible Net Worth of at least $9,000,000.00, plus 50% of all positive monthly net income, beginning May 1, 1995.

         "Tangible Net Worth" means total assets less total liabilities and less the following types of assets: (1) leasehold improvements; (2)
         receivables and other investments in or amounts due from any shareholder, director, officer, employee or other person or entity related to or affiliated with the Borrower; (3) goodwill, patents, copyrights, mailing lists, trade names, trademarks, servicing rights, organizational and franchise costs, bond underwriting costs and other like assets properly classified as intangible.

(c) Total Liabilities to Tangible Net Worth Ratio. Maintain at all times a ratio of total liabilities to Tangible Net Worth of less than 0.85 to 1.0.

(d) Current Ratio. Maintain at all times a ratio of Current Assets to Current Liabilities of at least 2.5 to 1.0.

         "Current Assets" means current assets less receivables and investments in or other amounts due from any shareholder, director, officer, employee or any person or entity related to or affiliated with the Borrower.

         "Current Liabilities" means current liabilities less any portion of such current liabilities that constitute Subordinated Debt.

(e) Interest Coverage Ratio. Maintain at all times after November 1, 1995, a ratio of net income plus income taxes plus interest expense to interest expense of at least 2.0 to 1.0, as calculated on a rolling 12 month basis as of each month end and phased in by using the results of November, 1995 and of each succeeding month.

(f) Debt Service Coverage Ratio. Maintain at all times after November 1, 1995, a ratio of Traditional Cash Flow plus interest expense to Current Maturities of Long Term Debt plus interest expense of at least 1.75 to 1.0, calculated on a rolling 12 month basis as of each month end and phased in by using the results of November, 1995 and of each succeeding month.

         "Traditional  Cash Flow" means the aggregate  amount of the  following:
         (1) net income after taxes; (2) amortization expense; (3) depreciation and depletion expense; (4) deferred tax expense and (5) similar non-cash charges against income which the Bank determines in its discretion to be appropriate "add-backs".

 8.3     Other Covenants

(a) Insurance. Cause its properties to be adequately insured by a reputable insurance company against loss or damage and to carry such other insurance (including business interruption, flood, or environmental risk insurance) as is required of or usually carried by persons engaged in the same or similar business. Such insurance must, with respect to the Bank's collateral security, include a lender's loss payable endorsement in favor of the Bank in form acceptable to the Bank. The Borrower shall additionally maintain product liability insurance in an amount not less than $5,000,000.00.

(b)      Additional Borrowing.  Refrain from incurring any indebtedness except:

                    (i)  Trade  credit   incurred  in  the  ordinary  course  of
                    business.

                  (ii) Purchase money indebtedness (including capitalized leases) for the acquisition of fixed assets, provided that the total principal amount outstanding at any one time does not exceed $500,000.00.

(c) Other Liens. Refrain from allowing any security interest or lien on property it owns now or in the future, except:

                  (i)   Liens in favor of the Bank.

                  (ii) Liens for taxes not delinquent or which the Borrower is contesting in good faith.

                  (iii) Liens which secure purchase money indebtedness allowed under this Agreement.

(d) Sale of Assets. Refrain from selling or leasing during any fiscal year assets with a cumulative value in excess of $500,000.00, other than sales of inventory in the ordinary course of business.

(e) Business Acquisition. Refrain from purchasing or otherwise acquiring during any fiscal year, all or substantially all, of the assets of any other person, firm, corporation or other entity with a cumulative value in excess of $500,000.00.

(f) Change of Ownership. Refrain from permitting or suffering any change, direct or indirect in its capital ownership in excess of 15%.

(g) Nature of Business. Refrain from engaging in any line of business materially different from that presently engaged in by the Borrower.

(h) Guaranties. Refrain from assuming, guaranteeing, endorsing, or otherwise becoming contingently liable for any obligations of any other person, except for those guaranties outstanding as of the Effective Date and disclosed to the Bank in writing.

(i) Deposit Accounts. Maintain its principal deposit accounts with the Bank.

(j) Maintenance of Properties. Make all repairs, renewals or replacements necessary to keep its plant, properties and equipment in good working condition.

(k) Books and Records. Maintain adequate books and records and refrain from making any material changes in its accounting procedures whether for tax purposes or otherwise.

(l) Compliance with Laws. Comply in all material respects with all laws applicable to its business and the ownership of its property.

(m) Preservation of Rights. Maintain and preserve all rights, privileges, charters and franchises it now has.

         These covenants were negotiated by the Bank and Borrower based on information provided to the Bank by the Borrower. A breach of a covenant is an indication that the risk of the transaction has increased. As consideration for any waiver or modification of these covenants, the Bank may require: additional collateral, guaranties or other credit support; higher fees or interest rates; and possible modifications to the Documents and the monitoring of the Agreement. The waiver or modification of any covenant that has been violated by the Borrower will be made in the sole discretion of the Bank. These options do not limit the Bank's right to exercise its rights under Section 9 of this Agreement.

 9.      EVENTS OF DEFAULT AND REMEDIES

 9.1     Default

         Upon the occurrence of any one or more of the following events of default, or at any time afterward unless the default has been cured, the Bank may declare the Line to be terminated and in its discretion accelerate and declare the unpaid principal, accrued interest and all other amounts payable under the Revolving Note, the Term Note, and the Documents to be immediately due and payable:

(a) Default by the Borrower in the payment when due of any principal or interest due under the Revolving Note and the Term Note and continuance for 10 days.

(b) Default by the Borrower in the observance or performance of any covenant or agreement contained in the Documents, including this Agreement, and continuance for more than 30 days.

(c) Default by the Borrower in the observance or performance of any covenant or agreement contained in the Documents, or any of them, excluding this Agreement, after giving effect to any applicable grace period.

(d) Default by the Borrower in any agreement with the Bank or any other lender that relates to indebtedness or contingent liabilities which would allow the maturity of such indebtedness to be accelerated.

(e) Any representation or warranty made by the Borrower to the Bank is untrue in any material respect.

(f) Any litigation or governmental proceeding against the Borrower seeking an amount in excess of $500,000.00 either 1) results in an uninsured final judgment equal to or in excess of that amount against the Borrower or 2) remains unresolved on the 270th day following its commencement, unless as of the 270th day no judgment or award has been entered and the contingent liability arising as a result is classified as "remote" by the Borrower's counsel as defined in FASB 5 in a signed opinion addressed to the Bank.

(g) A garnishment, levy or writ of attachment, or any local, state, or federal notice of tax lien or levy is served upon the Bank for the attachment of property of the Borrower in the Bank's possession or indebtedness owed to the Borrower by the Bank.

(h) Any Guarantor dissolves or becomes insolvent or is the subject of a voluntary or involuntary petition under the United States Bankruptcy Code.

(i) A material adverse change occurs in the Borrower's financial condition or ability to repay its obligations to the Bank.

 9.2     Immediate Default

         If, with or without the Borrower's consent, a custodian, trustee or receiver is appointed for any of the Borrower's properties, or if a petition is filed by or against the Borrower under the United States Bankruptcy Code, then the Line shall immediately terminate and the unpaid principal, accrued interest and all other amounts payable under the Revolving Note, the Term Note, and the Documents will become immediately due and payable without notice or demand.

 10.     MISCELLANEOUS.

(a) 360 Day Year. All interest and fees due under this Agreement will be calculated on the basis of actual days elapsed in a 360 day year.

(b) GAAP. Except as otherwise stated in this Agreement, all financial information provided to the Bank and all calculations for compliance with financial covenants will be made using generally accepted accounting principles consistently applied ("GAAP").

(c) No Waiver; Cumulative Remedies. No failure or delay by the Bank in exercising any rights under this Agreement shall be deemed a waiver of those rights. The remedies provided for in the Agreement are cumulative and not exclusive of any remedies provided by law.

(d) Amendments or Modifications. Any amendment or modification of this Agreement must be in writing and signed by the Bank and Borrower. Any waiver of any provision in this Agreement must be in writing and signed by the Bank.

(e) Binding Effect: Assignment. This Agreement and the Documents are binding on the successors and assigns of the Borrower and Bank. The Borrower may not assign its rights under this Agreement and the Documents without the Bank's prior written consent. The Bank may sell participations in or assign this Agreement and the Documents and exchange financial information about the Borrower with actual or potential participants or assignees.

(f) Minnesota Law. This Agreement and the Documents will be governed by the substantive laws of the State of Minnesota.

(g) Severability of Provisions. If any part of this Agreement or the Documents are unenforceable, the rest of this Agreement or the Documents may still be enforced.

(h) Integration. This Agreement and the Documents contains the entire understanding between the parties and supersedes all prior agreements between the Bank and the Borrower relating to each credit facility subject to this Agreement, whether verbal or in writing.

Address for notices to Bank:                Address for notices to Borrower:


Norwest Bank Minnesota                      Aequitron Medical, Inc.
   National Association                     14800 28th Avenue North
55 East Fifth Street                        Plymouth, Minnesota 55447
St. Paul, Minnesota  55101
                                            Attention: William M. Milne
Attention: Thomas L. Falck                             Chief Financial Officer
           Vice President

Norwest Bank Minnesota                      Aequitron Medical, Inc.
   National Association

By:   /s/ Thomas L. Falck                   By:  /s/ William M. Milne
Its:    Vice President                      Its:   Chief Financial Officer

                                   EXHIBIT A
                           BORROWING BASE DEFINITION

Borrowing Base means the sum of 75% of Eligible Accounts Receivable (as defined below) plus 20% of Eligible Inventory (as defined below), plus 90% of Eligible Investments (as defined below) plus 50% of Eligible Crow River Industries, Incorporated Inventory (as defined below).

Eligible Accounts Receivable means all accounts receivable except those which are:

         1)  Greater Than 90 days past the invoice date.
         2) Due from an account debtor, 10% or more of whose accounts owed to the Borrower are more than 90 days past the invoice date.
         3)  Subject to offset or dispute.
         4) Due from an account debtor who is subject to any bankruptcy proceeding.
         5) Owed by a shareholder, subsidiary, affiliate, officer or employee of the Borrower.
         6) Not subject to a perfected first lien security interest in favor of the Bank.
         7) Due from an account debtor located outside the United States and not supported by a standby letter of credit acceptable to the Bank.
         8)  Due from a unit of government, whether foreign or domestic.
         9) Otherwise deemed ineligible by the Bank in its reasonable discretion.

Eligible Inventory means all medical inventory of the Borrower, including the purchased inventory of CNS, Inc., at the lower of cost or market as determined by generally accepted accounting principals, except inventory which is:

         1)  In transit; or located at any warehouse not approved by the Bank.
         2) Covered by a warehouse receipt, bill of lading or other document of title.
         3) On consignment to or from any other person or subject to any bailment.
         4) Damaged, obsolete or not salable in the Borrower's ordinary course of business.
         5) Subject to a perfected first lien security interest in favor of any third party.
         6)  Supplies or parts inventory.
         7)  Work-in-process inventory.
         8)  In the process of being returned.
         9)  Custom or non-standard parts.
         10) Finished goods.
         11) Otherwise deemed ineligible by the Bank in its reasonable discretion.

Eligible Crow River Industries, Incorporated Inventory means all inventory of Crow River Industries, Incorporated, at the lower of cost or market as determined by generally accepted accounting principals except inventory, which is:

         1)  In transit; or located at any warehouse not approved by the Bank.
         2) Covered by a warehouse receipt, bill of lading or other document of title.
         3) On consignment to or from any other person or subject to any bailment.
         4) Damaged, obsolete or not salable in the Borrower's ordinary course of business.
         5) Subject to a perfected first lien security interest in favor of any third party.
         6)  Supplies or parts inventory.
         7)  Work-in-process inventory.
         8)  In the process of being returned.
         9) Otherwise deemed ineligible by the Bank in its reasonable discretion.

Eligible Investments means any security issued by the United States government with an initial maturity not in excess of one (1) year, or any money market mutual fund rated A-1/P-1 provided that such investment are subject to a first lien security interest in favor of the Bank.

Actual advance rates are to be determined on a reasonable basis by Norwest Collateral Review staff prior to initial funding following its pre-funding collateral survey and from time to time afterward.

                                   EXHIBIT A

                            AEQUITRON MEDICAL, INC.
                           BORROWING BASE CERTIFICATE

TO:      Norwest Bank Minnesota, National Association
         55 East Fifth Street
         St. Paul, Minnesota  55101
         (the "Bank")

Aequitron Medical, Inc. (the "Borrower") certifies that the following computation of the Borrowing Base was performed as of ___________________ in accordance with the Borrowing Base definitions set forth in Exhibit A to the Credit Agreement between the Bank and the Borrower dated --------------.


Total Accounts Receivable                            $_________________

         Less:    1) Greater than 90 days in age     $__________________
                  2) Other ineligibles               $__________________
         Eligible Accounts Receivable                $__________________
         75% of Eligible Accounts Receivable                                    $_______________

Total Inventory                                      $__________________

         Less:  Ineligible Inventory                 $__________________
         Eligible Inventory                          $__________________
         20% of Eligible Inventory                                              $_______________

Total Crow River Industries,
         Incorporated Inventory                      $__________________
         Less:  Ineligible
         Crow River Inventory                        $__________________
         Eligible Inventory                          $__________________
         50% of Eligible Crow River Inventory                                   $________________

Eligible Investments                                 $__________________

         90% of Eligible Investments*                                           $________________

Total Borrowing Base                                                            $________________

         Line Outstandings                                                      $________________
         Term Outstandings                                                      $________________
         Line Outstandings                                                      $________________

Excess (Deficit)                                                                $________________

Aequitron Medical, Inc.

By:   _____________________________

Its:  _____________________________

* NOTE: Additional documentation required to support reliance on Eligible Investments. See Exhibit "C" of the Agreement.

                                   EXHIBIT B
                            AEQUITRON MEDICAL, INC.
             TO BE SENT VIA FAX (612) 291-2141 BY 11:00 A.M. DAILY
                         REQUEST FOR ADVANCE OR PAYDOWN
                               OF REVOLVING LINE

To:      Norwest Bank Minnesota,             From:   Aequitron Medical, Inc.
           National Association                      14800 - 28th Avenue North
         55 East Fifth Street                        Plymouth, Minnesota 55447
         St. Paul, Minnesota 55101                   (the "Borrower")
         (the "Bank")

         Pursuant to the terms of the conditional revolving line of credit documented under the existing credit agreement (the "Agreement") entered into between the Bank and the Borrower, the Borrower requests as follows:

___ REQUEST FOR LINE ADVANCE. The Borrower requests that the Bank advance to the Borrower on ________________, 199__ , by direct deposit into demand deposit account #_________, funds in the amount of U.S.$ ____________ .

The advance should bear interest as follows: ___ Base Rate, floating; or ___ Fixed Rate Cost of Funds plus ________%, maturing _______________ .

In making this request, the Borrower hereby certifies as follows:

         1. This request is not in excess of the Borrowing Base reflected in the Borrower's last Borrowing Base Certificate dated ______________

         2. As of this date, the Borrower's availability under the Line is as follows:

                  Borrowing Base                         $ ____________________
                  Term Loan Balance                      ($____________________)
                  Revolving Line Balance                 ($____________________)
                  Current Borrowing Base Availability    $_____________________

___ REQUEST FOR PAYDOWN OF LINE. The Borrower requests that the Bank debit the Borrowers demand deposit account #_______________, on ___________________ in the amount of U.S.$ ________________________ and apply the proceeds to the payment of the outstanding balance of the Revolving Note that evidences its borrowings under the Line.

I personally certify that I am authorized to sign on behalf of the Borrower, that I have read and am familiar with the terms of the Agreement and have no knowledge of an existing event of default or event which after the lapse of time or the delivery of notice would constitute an event of default under the Agreement. If this request includes reliance on Eligible Investments, the required documentation for the specific investments is attached.

AEQUITRON MEDICAL, INC.

By:_______________________________

Its:_______________________________

                                   EXHIBIT C

            CONDITIONS PRECEDENT TO INITIAL ADVANCE OR DISBURSEMENT

The Replacement Note and the Term Note

Security Documents

Security Agreement. A Security Agreement signed by the Borrower granting the Bank a first lien security interest in the Borrower's accounts, inventory, equipment and general intangibles. The Borrower will also execute financing statements sufficient to perfect the security interest granted to the Bank.

Collateral Pledge Agreement. A Collateral Pledge Agreement signed by the Borrower and pledging to the Bank a first lien security interest in the securities described in it. The Borrower will also execute any other documents required by the Bank to perfect the pledge.

Guaranty by Corporation. The unlimited, unconditional Guaranty by Corporation (the "Guaranty") of Crow River Industries, Incorporated (the "Guarantor"), together with a Certificate of Authority for Guaranty by Corporation.

Authorization

Corporate Certificate of Authority. A certificate of the Borrower's corporate secretary as to the incumbency and signatures of the officers of the Borrower signing the Documents and containing a copy of resolutions of the Borrower's board of directors authorizing execution of the Documents and performance in accordance with the terms of the Agreement.

Organization

Articles of Incorporation And By - Laws. A certified copy of the Borrower's Articles of Incorporation and By-Laws and any amendments, if applicable.

Certificate of Good Standing. A copy of the Borrower's Certificate of Good Standing, certified within 30 days of the Effective Date by the Minnesota Secretary of State.

Other

Arbitration Agreement. The Bank's standard form of arbitration agreement (the "Arbitration Agreement") signed by the Bank and Borrower, subjecting to binding arbitration potential controversies between the Bank and Borrower relating to the Documents and the Agreement, as more fully described in the Arbitration Agreement.

Legal Opinion. A signed opinion of counsel for the Borrower, addressed to the Bank, and in form and substance satisfactory to the Bank, opining that: (1) the Borrower is duly organized and in good standing in its state of organization;
(2) the Borrower is qualified in each state in which it does business and is legally required to be qualified; (3) the Borrower has the power to execute and deliver the Documents and to borrow money and perform in accordance with the terms of the Documents; (4) all corporate action and consent necessary to the validity of the Documents has been obtained; (5) the Documents have been duly signed and are the valid and binding obligation of the Borrower and enforceable in accordance with their terms; and (6) to the best of counsel's knowledge, the Documents and the transactions contemplated thereunder do not conflict with any provision of the articles of incorporation or by-laws of Borrower or any agreement binding upon the Borrower or its properties.

Pre-Funding Collateral Survey. A collateral survey conducted by the Bank or its agents substantiating the Borrower's inventory and the inventory of Crow River Industries, Incorporated and confirming or adjusting the Bank's advance rate with respect to such collateral.

CONDITIONS PRECEDENT TO ALL ADVANCES

Request for Advance. Concurrent with each request for an advance under the Line or a disbursement under the Term Loan, the Borrower will deliver a Request for Advance certificate to the Bank in the form set froth at Exhibit B.

CONDITIONS PRECEDENT TO ADVANCES SECURED BY INVESTMENT SECURITIES

Notice of Pledge. Concurrent with each request for an advance under the Line or a disbursement under the Term Loan that will be supported in part by investment securities permitted under the Borrowing Base definition set forth in the Agreement, the Borrower will deliver to the Bank a Notice of Pledge form identifying those investment securities to be included in the Borrowing Base, together with such other documents as the Bank may deem necessary to secure the pledge.

                                   EXHIBIT D

                         REPRESENTATIONS AND WARRANTIES


Organizational Status. The Borrower is a corporation duly formed and in good standing under the laws of the State of Minnesota.

Authorization. This Agreement, and the execution and delivery of the Documents required hereunder, is within the Borrower's powers, and has been duly authorized, and does not conflict with any of its organizational papers or any other agreement by which the Borrower is bound.

Financial Reports. The Borrower has provided the Bank with its annual audited financial statement dated April 30, 1994 and its unaudited interim financial statement dated April 30 1995, and these statements fairly represent the financial condition of the Borrower as of their respective dates and were prepared in accordance with GAAP.

Litigation. There is no litigation or governmental proceeding pending or threatened against the Borrower which could have a material adverse effect on the Borrower's financial condition or business.

Taxes.   The Borrower has paid when due all federal, state and local taxes.

No Default. There is no event which is, or with notice or the lapse of time would be, an event of default under this Agreement.

ERISA. The Borrower is in compliance in all material respects with ERISA and has received no notice to the contrary from the PBGC or other governmental area.

Environmental Matters. To the best of the Borrower's knowledge following diligent inquiry: 1) the Borrower is in compliance in all material respects with all applicable environmental, health, and safety statutes and regulations, 2) the Borrower is not the subject of any "Superfund" evaluations, and 3) the Borrower has not incurred, directly or indirectly, any material contingent liability in connection with the release of any toxic or hazardous waste or substance into the environment.